Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Bob McCormick

414-362-3868

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES THIRD QUARTER

2013 RESULTS

3Q13 Revenue Increased 37.6% From the Prior Year Period;

Pre-Season Order Period in Line with Internal Expectations;

Company Reaffirms 2013 Guidance

Highlights:

•                  Company reported third quarter net sales of $52.0 million, in line with internal expectations

•                  Pre-season order period (Q2 & Q3 combined) net sales increased 3.8% from the prior year period

•                  Reported Adjusted EBITDA of $10.2 million for the third quarter

•                  Board approves Q4 2013 dividend increase of 2.41% to $0.2125 per share

Monday November 4th, 2013 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, today announced financial results for the third quarter ended September 30, 2013.

Third Quarter Results

The Company’s pre-season sales period is comprised of the second quarter and third quarters combined. As expected and as previously discussed, the 2013 pre-season order period shipment period was relatively evenly distributed between the second and third quarters, compared to the shipment split of approximately 65/35 for the 2012 pre-season order period.

In 2013, net sales were $52.0 million in the third quarter of 2013, compared to third quarter 2012 net sales of $37.8 million, an increase of 37.6%. The Company attributes the increase in sales primarily to the shift in timing of pre-season order shipments, which was driven primarily by the record number of new product launches, plus the addition of the business of TrynEx, Inc. which the Company acquired in May 2013.

James L. Janik, President and Chief Executive Officer, commented, “The 2013 pre-season order period produced results in line with internal expectations. We are encouraged by key leading indicators such as sales of light trucks, which are trending in the right direction. We are seeing the initial signals of a return towards a more normal operating environment following the challenging market conditions we experienced from the fall and winter of 2011 through all of 2012, and, while our dealers still remain somewhat cautious, we are seeing slightly more optimism. Along with improving key market indicators, we’ve received strong response for our new product offerings and we continue to optimize the integration and execution of the TrynEx business, which we anticipate will further enhance our long-term growth and profitability.”

- MORE

PRIVILEGED AND CONFIDENTIAL

Net income was $0.6 million, or $0.02 per diluted share based on weighted average shares of 22.1 million shares, in the third quarter of 2013 compared to net income of $2.3 million, or $0.10 per diluted share based on weighted average shares of 22.0 million shares, in the third quarter of 2012. Included in these results are $4.4 million of non-cash purchase accounting adjustments related to the TrynEx acquisition. These adjustments are primarily reflected in the increase in the selling, general and administrative expenses due to the $3.8 million in earn out compensation expenses recorded in conjunction with the acquisition. As previously stated, the acquisition is expected to be accretive to earnings per share on a full-year basis in 2014 and free cash flow positive on a stand-alone basis in 2014.

The effective tax rate for the third quarter of 2013 was 13.1% and the estimated effective tax rate for full year 2013 is expected to be approximately 38.0%.  The effective tax rate for the three months ended September 30, 2013 was lower than corresponding period in 2012 due to changes triggered by the TrynEx acquisition.

The Company reported Adjusted EBITDA of $10.2 million in the third quarter of 2013 compared to Adjusted EBITDA of $7.8 million in the third quarter of 2012.

Balance Sheet and Liquidity

During the first nine months of 2013, the Company recorded net cash used in operating activities of $26.7 million compared to net cash used in operating activities of $35.1 million in the same period last year. The decrease in cash used in operating activities was primarily due to favorable changes in working capital of $7.7 million.

Inventory was $36.0 million at the end of the third quarter of 2013, an increase of $5.6 million compared to the third quarter of 2012 that was driven primarily by the acquisition of TrynEx assets.

Accounts receivable at the end of the third quarter of 2013 were $71.3 million, an increase of $0.6 million compared to third quarter 2012.

Dividend

As previously reported on September 9, 2013, the Company declared a quarterly cash dividend of $0.2075 per share on its common stock. The declared $0.2075 per share cash dividend was paid on September 30, 2013 to stockholders of record as of the close of business on September 20, 2013.

The Company also announced that its board of directors has approved a 2.41% increase in the Company’s quarterly cash dividend to $0.2125 per share effective for the fourth quarter 2013 dividend.

Mr. Janik commented, “The board’s decision reflects our ongoing financial strength and our confidence in the future prospects for our business.  We’re excited about the outlook as we anticipate a return to more normal market conditions and remain committed to returning cash to shareholders.”

Outlook

Based on results from the first nine months of 2013 and current trends, the Company reaffirms its full year 2013 guidance.  Net sales for fiscal year 2013 are expected to range from $175 million to $200 million and Adjusted EBITDA to be in the range of $36 million to $46 million. Adjusted diluted earnings per share are expected to range from $0.30 per share to $0.60 per share. The full-year 2013 outlook assumes that the Company’s core markets will experience average snowfall and the economy remains stable. These projected results include certain non-cash purchase accounting adjustments attributable to the TrynEx business acquired on May 6, 2013. Specifically, these projected results include adjustments of $4.5 million, which are expected to impact earnings per share negatively by ($0.12). The projected results from the TrynEx business from May 6, 2013 through year end are included within the fiscal 2013 guidance for the Company as a whole.

Mr. Janik added, “As we enter the last two months of the year, we are more optimistic about the prospects for the fourth quarter compared to the prior year, which was a culmination of the unprecedented market conditions from the past few years. Overall, we’re encouraged by September retail re-order sales and low field inventory, plus improving dealer sentiment and solid early preliminary results for October. We are well positioned to achieve 2013 results in line with our guidance and believe that the fourth quarter of 2013 will show a significant improvement over the same period in 2012, assuming normal snowfall patterns.”

Webcast Information

The Company will host an investor conference call on Tuesday, November 5, 2013 at 10:00 a.m. Central Time. The conference call will be available on the Internet through the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Douglas Dynamics is the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. The Company is also a leading manufacturer of turf and other commercial/industrial grounds control products. The Company sells its products under the WESTERN®, FISHER®, BLIZZARD®, SNOWEX®, TURFEX® and SWEEPEX® brands which are among the most established and recognized in the industry. Additional information is available at www.douglasdynamics.com

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures include:

•                  Adjusted net income;

•                  Adjusted earnings per diluted share; and

•                  Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted net income and adjusted earnings per diluted share represent net income and earnings per diluted share, respectively, as determined under GAAP, excluding a loss recognized on impairment of assets held for sale. The Company believes that the presentation of adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2013 and September 30, 2012 allows investors to make meaningful comparisons of the Company’s operating performance between periods and to view its business from the same perspective as its management.  Because the excluded item is not predictable or consistent, management does not consider it when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for certain charges related to certain unrelated legal fees and consulting fees, impairment on assets held for sale, certain purchase accounting expenses and stock based compensation.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the headings “Net Income to Adjusted EBITDA Reconciliation” and “Reconciliation of Net Income to Adjusted Net Income” following the Consolidated Statements of Cash Flows included in this press release.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with our distributors, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the TrynEx assets and unexpected costs or liabilities related to the acquisition of the TrynEx assets, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2012. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)

Assets
Current assets:
Cash and cash equivalents	$3,975	$24,136
Accounts receivable, net	71,269	25,425
Inventories	35,964	30,292
Refundable income taxes paid	4,328	4,870
Deferred income taxes	3,636	3,710
Prepaid and other current assets	1,568	1,149
Total current assets	120,740	89,582

Property, plant, and equipment, net	24,648	19,887
Assets held for sale	1,085	1,732
Goodwill	112,944	107,222
Other intangible assets, net	125,355	116,548
Deferred financing costs, net	2,360	2,794
Other long-term assets	1,193	606
Total assets	$388,325	$338,371

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,781	$5,370
Accrued expenses and other current liabilities	13,652	10,329
Short term borrowings	50,000	—
Current portion of long-term debt	971	971
Total current liabilities	68,404	16,670

Retiree health benefit obligation	6,568	6,541
Pension obligation	14,367	14,401
Deferred income taxes	37,073	33,805
Deferred compensation	658	756
Long-term debt, less current portion	110,266	110,995
Other long-term liabilities	5,612	1,471

Total stockholders’ equity	145,377	153,732
Total liabilities and stockholders’ equity	$388,325	$338,371

Douglas Dynamics, Inc.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)		(unaudited)

Net sales	$52,026	$37,774	$121,323	$111,833
Cost of sales	36,982	26,208	83,075	75,387
Gross profit	15,044	11,566	38,248	36,446

Selling, general, and administrative expense	10,733	5,051	22,740	15,388
Intangibles amortization	1,447	1,300	4,142	3,901
Impairment of assets held for sale	—	—	647	—

Income from operations	2,864	5,215	10,719	17,157

Interest expense, net	(2,130)	(2,080)	(6,190)	(6,304)
Other expense, net	(40)	(44)	(117)	(277)
Income before taxes	694	3,091	4,412	10,576

Income tax expense	91	745	1,304	3,525

Net income	$603	$2,346	$3,108	$7,051
Less: Net income attributable to participating securities	9	19	45	51
Net income attributable to common shareholders	$594	$2,327	$3,063	$7,000

Weighted average number of common shares outstanding:
Basic	22,053,555	21,922,173	22,021,226	21,885,301
Diluted	22,080,037	21,979,015	22,061,713	21,958,473

Earnings per common share:
Basic	$0.03	$0.11	$0.14	$0.32
Diluted	$0.02	$0.10	$0.13	$0.31
Cash dividends declared and paid per share	$0.21	$0.21	$0.62	$0.62
Comprehensive income	$802	$2,371	$3,716	$7,064

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2013	September 30, 2012
	(unaudited)

Operating activities
Net income	$3,108	$7,051
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,400	5,998
Amortization of deferred financing costs and debt discount	568	763
Loss recognized on impairment of assets held for sale	647	—
Stock-based compensation	2,024	1,700
Provision for losses on accounts receivable	163	208
Deferred income taxes	3,342	3,631
Earnout liability	3,814	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(45,403)	(36,867)
Inventories	(1,542)	(6,375)
Prepaid and other assets and prepaid income taxes	(423)	(2,145)
Accounts payable	(2,369)	(2,939)
Accrued expenses and other current liabilities	2,177	(5,429)
Deferred compensation	(156)	(156)
Benefit obligations and other long-term liabilities	928	(533)
Net cash used in operating activities	(26,722)	(35,093)

Investing activities
Capital expenditures	(1,747)	(1,083)
Proceeds from sale of equipment	—	80
Acquisition of Trynex	(26,734)	—
Net cash used in investing activities	(28,481)	(1,003)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(160)	—
Dividends paid	(13,935)	(13,631)
Revolver borrowings	50,000	23,000
Repayment of long-term debt	(863)	(10,863)
Net cash provided by (used in) financing activities	35,042	(1,494)
Change in cash and cash equivalents	(20,161)	(37,590)
Cash and cash equivalents at beginning of year	24,136	39,432
Cash and cash equivalents at end of quarter	$3,975	$1,842

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(in thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2013	2012	2013	2012

Net income	$603	$2,346	$3,108	$7,051

Interest expense - net	2,130	2,080	6,190	6,304
Income tax expense	91	745	1,304	3,525
Depreciation expense	804	695	2,258	2,097
Amortization	1,447	1,300	4,142	3,901
EBITDA	5,075	7,166	17,002	22,878

Stock based compensation	565	794	2,024	1,700
Trynex purchase accounting (1)	4,369	—	4,369	—
Other charges (credits) (2)	179	(152)	1,399	970
Adjusted EBITDA	$10,188	$7,808	$24,794	$25,548

(1) Reflects $3,814 and $555 in earn out compensation and inventory that was written up for purchase accounting and sold in both the three and nine months ended September 30, 2013.

(2) Reflects $179 and ($152) of unrelated legal and consulting fees for the three months ended September 30, 2013 and 2012, respectively, and $752 and $970 for the nine months ended September 30, 2013 and 2012, respectively; and a write down of asset held for sale of $647 for the nine months ended September 30, 2013.

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income

$ Millions, except share data

	Three month period ended September 30,		Nine month period ended September 30,
	2013	2012	2013	2012
Net income (GAAP)	$0.6	$2.3	$3.1	$7.1
Addback expenses, net of tax at 38.0% for 2013:
-Loss recognized on impairment of assets held for sale:	—	—	0.4	—

Adjusted net income (non-GAAP)	$0.6	$2.3	$3.5	$7.1

Weighted average basic common shares outstanding	22,053,555	21,922,173	22,021,226	21,885,301
Weighted average common shares outstanding assuming dilution	22,080,037	21,979,015	22,061,713	21,958,473

Adjusted earnings per common share - basic	$0.03	$0.11	$0.16	$0.32
Adjusted earnings per common share - dilutive	$0.02	$0.10	$0.15	$0.31